NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Apogee Therapeutics, Inc. (the “Company”), is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s stockholders.

1.
Eligibility

The Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries. Directors who are employees or officers of the Company or its subsidiaries do not receive compensation for their service on the Board.

2.
Cash Retainers

The Company shall pay annual cash retainers as set forth below:

Annual retainer for Board membership (other than the Chair)	$40,000
Annual retainer for Non-Executive Chair of the Board (if applicable)	$70,000
Additional annual retainers
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$15,000
Chair of the Nominating and Corporate Governance Committee	$10,000
Member of the Audit Committee (other than Chair)	$10,000
Member of the Compensation Committee (other than Chair)	$7,500
Member of the Nominating and Corporate Governance Committee (other than Chair)	$5,000

3.
Equity Awards

The Compensation Committee of the Board shall also grant: (i) to each new non-employee director (and any current director who has not yet received an initial equity grant) an initial, one-time award upon his or her election to the Board of stock options with a grant date fair value of $800,000 (valued based on the grant date fair value and subject to a limit of 35,000 stock options) under the Company’s equity incentive plan that vests over a three-year period subject to such director’s continued service; and (ii) to each non-employee director on an annual basis, an award of stock options with a grant date fair value of $400,000 (valued based on the grant date fair value and subject to a limit of 17,500 stock options) under the Company’s equity incentive plan that vest on the one-year anniversary of the date of grant.

4.
Director Pay Limit

The total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any director for his or her service on the Board shall not exceed $1,000,000 during the year the director is appointed and $750,000 annually thereafter.

5.
Administration

The Board, with the assistance of the Compensation Committee, administers the Policy and may amend the Policy at any time in its sole discretion.

Policy last updated on March 26, 2025 (Effective as of the 2025 Annual Meeting of Shareholders)